EXHIBIT 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
and Increased Fourth Quarter Earnings
Richmond, VA • May 24, 2016 / PRNEWSWIRE
HIGHLIGHTS
Fiscal Year 2016
Diluted earnings per share of $3.92
Operating income up $14 million, to $182 million
Improved margins on slightly higher volumes
Revenues of $2.1 billion, down 7% on lower green prices

Fourth Quarter
Diluted earnings per share of $1.72, up 5%
Operating income up 31%, to $80 million
Revenues up 3% to $804 million on higher sales volumes
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the fiscal year ended March 31, 2016, was $109.0 million, or $3.92 per diluted share, compared with last year’s net income of $114.6 million, or $4.06 per diluted share. Those results included certain non-recurring items, detailed in Other Items below, which increased diluted earnings per share by $0.02 and $0.46 for the years ended March 31, 2016 and 2015, respectively. Excluding those items in both years, net income for the fiscal year increased $6.8 million ($0.30 per diluted share) compared to the same period last year. Segment operating income, which excludes those items, was $186.1 million for fiscal year 2016, an increase of $18.8 million, or 11%, from the prior year. That improvement was primarily attributable to a reduction in selling, general, and administrative costs, as well as improved gross margins on this year’s modestly higher sales volumes. Revenues of $2.1 billion for fiscal year 2016

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Universal Corporation

declined 7% compared with the previous year, driven mainly by lower green leaf costs and lower processing revenues, partly mitigated by the increase in volumes.
Net income for the fourth quarter ended March 31, 2016, was $48.0 million, or $1.72 per diluted share, compared with net income for the prior year’s fourth fiscal quarter of $45.8 million, or $1.64 per diluted share. The fiscal year 2015 fourth quarter results also included certain non-recurring items, detailed in Other Items below, which increased diluted earnings per share by $0.29. Excluding those items, net income for the quarter ended March 31, 2016 increased $10.2 million ($0.37 per diluted share) compared to the same period last year. Segment operating income for the period of $83.3 million was up by $30.5 million, compared with the previous fiscal year, on improved results in every segment as stronger sales volumes and lower selling, general, and administrative costs led to overall higher earnings for the quarter. Consolidated revenues for the fourth fiscal quarter increased by 3% to $804.0 million, as higher sales volumes, reflecting this year’s later shipping patterns, were partially offset by lower green leaf costs.
Mr. Freeman stated, “I am proud to report that we achieved improved results in fiscal year 2016, after managing through this second year of oversupplied market conditions. As anticipated, we ended the year with strong fourth quarter volumes, primarily driven by later timing of customer shipping orders in Brazil and Asia this year, and the positive change in leaf supply arrangements in our North America segment that we announced last year. We also achieved modest growth in overall volumes for the full fiscal year and improved our margins, and our selling, general, and administrative costs were lower. Our inventories continue to be well-managed, and uncommitted stocks have declined from last year’s level, in line with our target. In addition, we returned more than $60 million in dividends to our shareholders during the fiscal year, closed the year with higher cash balances, which will support upcoming seasonal working capital requirements in fiscal year 2017, and preserved our solid financial position.
“As we move into the new fiscal year, global production estimates have continued to decline. Plantings have been reduced in some origins where farmers received lower green leaf prices this fiscal year, and El Nino weather patterns have negatively impacted some crops, particularly in Brazil. Consequently, and due to aggressive green leaf market pricing, our crop purchase levels and sales volumes, as well as third-party processing volumes from that origin, will be lower in fiscal year 2017. However, we expect that Brazilian crop levels and our volumes will recover next season.
“While we believe that total production levels have largely moved into balance with anticipated demand, imbalances in certain leaf quality styles or types remain, and our customers' inventory composition and durations may also impact their near-term demand requirements. We also believe that seasonality will continue to influence our quarterly results, with some carryover crop deliveries expected in the first fiscal quarter of 2017. Although it is still early in the season, we currently anticipate that customer-mandated shipment timing will continue to be weighted toward the second half of the year.
“Although oversupplied markets during the past two fiscal years have been less than optimal, I am pleased with our solid performance demonstrated throughout this period, particularly during fiscal year 2016. We remain excited about our prospects and look forward to continuing our leadership role in the industry, as we work for and with our customers to improve efficiencies in our markets and to provide a sustainable, compliant, and competitively priced product, allowing us to fulfill their needs and to continue to provide value to our shareholders.”
FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:
Operating income for the Other Regions segment for the fiscal year ended March 31, 2016, was $143.6 million, up 14% compared to $125.8 million in the previous fiscal year. Better margins, fewer inventory write-downs, and lower selling, general, and administrative expenses drove the earnings

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Universal Corporation

improvement. These positive factors outweighed lower margins in Europe and the currency translation effects of a stronger U.S. dollar which negatively impacted results from that region. Strong volumes in most regions were offset by declines in Africa on smaller crop sizes in some origins compared to the prior year. Selling, general, and administrative expenses for the segment were down significantly for the fiscal year, largely on reductions in local currency-denominated expenses from devaluation of foreign currencies, mainly in South America and Africa, and lower incentive compensation costs. Revenues for the segment were down about 12% to $1.5 billion, driven mostly by lower average green leaf prices and the modestly reduced volumes.
Operating income for the Other Regions segment for the quarter ended March 31, 2016, increased by 56% to $55.9 million, compared with the same period last year. The improved results reflected higher total volumes as stronger fourth quarter shipments from later shipping patterns this year, mainly in Asia and South America, were partially offset by reduced volumes in Africa from smaller crops and earlier shipments as a result of processing efficiencies in Mozambique. Selling, general, and administrative expenses for the segment were also down for the quarter, as lower benefit and incentive compensation accruals and lower foreign currency and exchange remeasurement losses were partly offset by unfavorable comparisons for value-added tax reserves and customer bad debt provisions. Revenues for the segment decreased by 6% to $529.8 million for the fourth fiscal quarter compared to the prior year, on higher volumes offset by lower green leaf prices.
NORTH AMERICA:
Operating income for the North America segment for the fiscal year ended March 31, 2016, of $31.1 million was flat compared with the previous year. Earnings improvements from sales volume increases, due in part to old crop sales in the first fiscal quarter, and the previously announced change in business with Philip Morris International, Inc. in the United States from a toll processing model to sales of processed tobacco, were offset by lower margins and lower earnings from Guatemala and Mexico. In addition, processing volumes declined significantly compared with the prior year as a result of that change in business, and a portion of crop volumes sold under this new arrangement will carry over as shipments in fiscal year 2017. Fiscal year 2016 revenues for the segment increased by 19% to $361.8 million compared to the prior fiscal year, on higher sales volumes at lower green leaf prices, a less favorable product mix, and lower processing revenues.
Segment operating income for the quarter ended March 31, 2016, increased by $9.0 million to $18.2 million, compared with the same period last year. Those results were primarily driven by significantly higher sales volumes, due in large part to the change in business mentioned above, as tobaccos purchased under the arrangement began to ship during the quarter. Similarly, revenues for this segment for the fourth fiscal quarter increased by $81.2 million to $182.4 million, reflecting the higher volumes and a more favorable product mix. Selling, general, and administrative costs for this segment were relatively flat for both periods.
OTHER TOBACCO OPERATIONS:
For the fiscal year ended March 31, 2016, the Other Tobacco Operations segment operating income increased by $1.0 million to $11.3 million compared with the same period last year. Earnings were up significantly for the dark tobacco operations on higher volumes, better margins, and lower selling, general, and administrative costs. That improvement was partly offset by lower results from the oriental joint venture as benefits from improved margins and lower overhead costs were outweighed by higher currency remeasurement losses and tax accruals. The special services group incurred losses for the year, mainly from startup and production testing costs for the new food ingredients business. Revenues for the segment were down by $7.4 million to $219.6 million for the year ended March 31, 2016, as the higher volumes for the dark tobacco operations were more than offset by reduced volumes at lower prices from the timing of shipments of oriental tobaccos into the United States compared to the previous year.

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Universal Corporation

For the fourth quarter ended March 31, 2016, the segment’s operating income improved by $1.4 million to $9.2 million, compared to the same period last year. Results for the dark tobacco operations improved for the quarter on a more favorable product mix from higher wrapper volumes and lower selling, general, and administrative costs. Segment results were negatively affected by later timing of oriental tobaccos shipped into the United States and the continuation of start-up costs in the special services group. Revenues for this segment in the fourth fiscal quarter decreased by $18.7 million to $91.8 million, compared with the same period last year, on lower total sales volumes for the dark tobacco operations as well as lower volumes and prices for oriental tobacco shipments into the United States.
OTHER ITEMS:
Cost of goods sold decreased by about 8% to $1.7 billion for the fiscal year ended March 31, 2016, primarily due to lower green leaf prices and the effects of local-currency devaluations on factory costs compared with the previous year. For the quarter ended March 31, 2016, cost of goods sold increased by about 1%, to $663.0 million, on higher sales volumes at lower leaf prices. Selling, general, and administrative costs decreased by $23.5 million for the fiscal year and $12.6 million for the three months ended March 31, 2016, compared with the respective prior year periods. The decline for the fiscal year was mainly driven by reductions in local currency-denominated expenses from devaluation of foreign currencies in South America and Africa, and lower incentive compensation costs, reduced in part by higher net currency and exchange losses in Asia as well as costs to settle challenges regarding property rights and valuation in South America. The decrease for the fourth fiscal quarter was mostly attributable to lower benefit and incentive compensation accruals and lower foreign currency and exchange remeasurement losses, offset in part by an unfavorable comparison for value-added tax reserves and customer bad debt provisions.
Interest expense of $15.7 million for the fiscal year ended March 31, 2016, declined by about 8% compared to the prior fiscal year. The reduction was mostly due to lower average short-term borrowings for seasonal working capital, offset in part by higher effective interest rates on long-term bank loans from fixed interest rate swaps entered on those loans in the fourth quarter of fiscal 2015. In the fourth fiscal quarter of 2016, interest expense increased slightly as a result of those higher effective long-term loan rates compared with the same period in the previous year. The consolidated effective tax rate for the fiscal year ended March 31, 2016, was approximately 32% compared to about 24% for the prior year comparable period. Income taxes for fiscal year 2015 were reduced by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary in June 2014. In both years, the decrease from the 35% U.S. statutory rate was also influenced by lower net effective tax rates on income from certain foreign subsidiaries, as well as the effects of changes in local currency exchange rates on deferred income tax balances. The consolidated effective income tax rates were approximately 34% and 25% for the quarters ended March 31, 2016 and 2015, respectively. In the fourth quarter of 2015, rates were lower than the federal statutory rates due to the favorable impact of local currency devaluation on deferred income taxes in certain foreign operations, mainly in Brazil.
Results for the year ended March 31, 2016, included restructuring and impairment costs of $2.4 million ($0.06 per diluted share) and a gain of $3.4 million ($0.08 per diluted share) on remeasuring the Company’s interest in a tobacco processing joint venture to fair value upon acquiring our partner’s 50% ownership in the third fiscal quarter. Results for the year ended March 31, 2015, included an income tax benefit of $8.0 million ($0.28 per diluted share) arising from a subsidiary’s payment of a portion of a fine, restructuring costs of $4.9 million ($0.11 per diluted share), and a gain of $12.7 million ($0.29 per diluted share), from updated projections related to the favorable outcome in fiscal year 2014 of litigation in Brazil regarding previous years’ excise tax credits. Results for the three months ended March 31, 2016, did not include any significant non-recurring items. For the three months ended March 31, 2015, results included the $12.7 million gain mentioned above, and restructuring costs of $0.4 million ($0.01 per diluted share).

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
At 5:00 p.m. (Eastern Time) on May 24, 2016, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 4, 2016. A taped replay of the call will be available through June 6, 2016, by dialing (855) 859-2056. The confirmation number to access the replay is 8549813.
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2016, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2016	2015	2016	2015
Sales and other operating revenues	$803,980	$778,159	$2,120,373	$2,271,801
Costs and expenses
Cost of goods sold	663,038	656,068	1,713,042	1,861,527
Selling, general and administrative expenses	60,498	73,061	226,685	250,186
Other income	—	(12,676)	(3,390)	(12,676)
Restructuring and impairment costs	—	397	2,389	4,890
Operating income	80,444	61,309	181,647	167,874
Equity in pretax earnings of unconsolidated affiliates	2,866	3,746	5,422	7,137
Interest income	282	218	1,178	576
Interest expense	3,936	3,611	15,669	17,120
Income before income taxes	79,656	61,662	172,578	158,467
Income taxes	27,062	15,287	54,430	38,006
Net income	52,594	46,375	118,148	120,461
Less: net income attributable to noncontrolling interests in subsidiaries	(4,630)	(548)	(9,132)	(5,853)
Net income attributable to Universal Corporation	47,964	45,827	109,016	114,608
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,687)	(14,748)	(14,824)
Cost in excess of carrying value on repurchase of convertible perpetual preferred stock	—	(18)	—	(36)
Earnings available to Universal Corporation common shareholders	$44,277	$42,122	$94,268	$99,748

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.95	$1.86	$4.16	$4.33
Diluted	$1.72	$1.64	$3.92	$4.06

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2016	2015

ASSETS
Current assets
Cash and cash equivalents	$319,447	$248,783
Accounts receivable, net	428,659	434,362
Advances to suppliers, net	101,890	114,883
Accounts receivable—unconsolidated affiliates	2,316	1,907
Inventories—at lower of cost or market:
Tobacco	637,132	636,488
Other	60,888	62,195
Prepaid income taxes	17,814	17,811
Other current assets	70,400	81,570
Total current assets	1,638,546	1,597,999

Property, plant and equipment
Land	22,987	16,790
Buildings	264,838	238,372
Machinery and equipment	591,327	576,010
	879,152	831,172
Less: accumulated depreciation	(553,265)	(525,783)
	325,887	305,389
Other assets
Goodwill and other intangibles	99,071	99,146
Investments in unconsolidated affiliates	82,441	76,512
Deferred income taxes	23,853	32,888
Other noncurrent assets	62,999	76,515
	268,364	285,061

Total assets	$2,232,797	$2,188,449

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2016	2015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$66,179	$59,862
Accounts payable and accrued expenses	120,527	140,112
Accounts payable—unconsolidated affiliates	8,343	3,281
Customer advances and deposits	16,438	30,183
Accrued compensation	27,593	28,232
Income taxes payable	7,190	6,559
Current portion of long-term debt	—	—
Total current liabilities	246,270	268,229

Long-term debt	370,000	370,000
Pensions and other postretirement benefits	92,177	97,048
Other long-term liabilities	41,794	36,790
Deferred income taxes	29,494	19,288
Total liabilities	779,735	791,355

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 218,490 shares issued and outstanding (218,490 at March 31, 2015)	211,562	211,562
Common stock, no par value, 100,000,000 shares authorized, 22,717,735 shares issued and outstanding (22,593,266 at March 31, 2015)	208,946	206,002
Retained earnings	1,066,064	1,020,155
Accumulated other comprehensive loss	(72,350)	(74,994)
Total Universal Corporation shareholders' equity	1,414,222	1,362,725
Noncontrolling interests in subsidiaries	38,840	34,369
Total shareholders' equity	1,453,062	1,397,094

Total liabilities and shareholders' equity	$2,232,797	$2,188,449

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$118,148	$120,461
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	36,754	35,394
Amortization	890	1,930
Provision for losses on advances and guaranteed loans to suppliers	815	3,734
Inventory write-downs	11,899	18,612
Stock-based compensation expense	5,206	6,230
Foreign currency remeasurement loss (gain), net	22,517	28,836
Deferred income taxes	15,046	(13,662)
Equity in net income of unconsolidated affiliates, net of dividends	156	(1,075)
Gain on favorable outcome of excise tax case in Brazil	—	(12,676)
Fair value gain upon acquisition of partner's interest in joint venture	(3,390)	—
Restructuring and impairment costs	2,389	4,890
Other, net	12,314	(9,272)
Changes in operating assets and liabilities, net	(39,153)	43,095
Net cash provided by operating activities	183,591	226,497

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(47,153)	(58,385)
Purchase of partner's interest in joint venture, net of cash held by the business	(5,964)	—
Proceeds from sale of property, plant and equipment	2,982	4,522
Other, net	(796)	(141)
Net cash used by investing activities	(50,931)	(54,004)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	4,880	2,618
Issuance of long-term debt	—	370,000
Repayment of long-term debt	—	(356,250)
Dividends paid to noncontrolling interests	(4,449)	(4,183)
Issuance of common stock	—	187
Repurchase of convertible perpetual preferred stock	—	(1,497)
Repurchase of common stock	—	(31,227)
Dividends paid on convertible perpetual preferred stock	(14,748)	(14,824)
Dividends paid on common stock	(47,389)	(47,337)
Debt issuance costs and other	—	(3,621)
Net cash used by financing activities	(61,706)	(86,134)

Effect of exchange rate changes on cash	(290)	(1,108)
Net increase in cash and cash equivalents	70,664	85,251
Cash and cash equivalents at beginning of year	248,783	163,532
Cash and cash equivalents at end of year	$319,447	$248,783

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2016	2015	2016	2015

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$47,964	$45,827	$109,016	$114,608
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,687)	(14,748)	(14,824)
Less: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	—	(18)	—	(36)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$44,277	$42,122	$94,268	$99,748

Denominator for basic earnings per share
Weighted average shares outstanding	22,717,580	22,639,821	22,683,290	23,035,920

Basic earnings per share	$1.95	$1.86	$4.16	$4.33

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$44,277	$42,122	$94,268	$99,748
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,687	3,687	14,748	14,824
Add: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	—	18	—	36
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$47,964	$45,827	$109,016	$114,608

Denominator for diluted earnings per share
Weighted average shares outstanding	22,717,580	22,639,821	22,683,290	23,035,920
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,866,152	4,835,644	4,853,268	4,843,309
Employee share-based awards	300,406	383,962	288,933	342,035
Denominator for diluted earnings per share	27,884,138	27,859,427	27,825,491	28,221,264

Diluted earnings per share	$1.72	$1.64	$3.92	$4.06

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2016	2015	2016	2015

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$182,371	$101,178	$361,827	$305,028
Other regions (1)	529,809	566,439	1,538,971	1,739,781
Subtotal	712,180	667,617	1,900,798	2,044,809
Other tobacco operations (2)	91,800	110,542	219,575	226,992
Consolidated sales and other operating revenues	$803,980	$778,159	$2,120,373	$2,271,801

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$18,198	$9,239	$31,147	$31,060
Other regions (1)	55,923	35,795	143,596	125,839
Subtotal	74,121	45,034	174,743	156,899
Other tobacco operations (2)	9,189	7,742	11,325	10,326
Segment operating income	83,310	52,776	186,068	167,225
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(2,866)	(3,746)	(5,422)	(7,137)
Restructuring and impairment costs (4)	—	(397)	(2,389)	(4,890)
Add: Other income (5)	—	12,676	3,390	12,676
Consolidated operating income	$80,444	$61,309	$181,647	$167,874

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

(5)
Other income in fiscal year 2016 represents a gain from remeasuring to fair value the Company's original 50% ownership interest in Procesadora Unitab, S.A., a tobacco processing joint venture in Guatemala, upon acquiring the 50% interest held by the Company's joint venture partner. Other income in fiscal year 2015 represents the reversal of a valuation allowance on IPI excise tax credits in Brazil. These items are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

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